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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )

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PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 12, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Wednesday, June 12, 2019, at 10:00 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect three Class II directors to serve until the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2019 fiscal year;

  3.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers; and

  4.
  To consider and transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

On April 24, 2019, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on June 12, 2019 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com.

All shareholders are cordially invited to attend the Annual Meeting in person. We look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,
Carl Sottosanti Executive Vice President, General Counsel and Secretary

Wyomissing, Pennsylvania
April 24, 2019

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent beliefs of Penn National Gaming, Inc. (the "Company") regarding future events, many of which, by their nature are inherently uncertain and outside the Company's control. Forward-looking statements include, but are not limited to, statements about revenue, Adjusted EBITDAR, growth opportunities and potential synergies related to the acquisition of Pinnacle Entertainment, Inc. It is possible that the Company's actual results, including the anticipated revenues and Adjusted EBITDAR and potential synergies from the acquisition of Pinnacle Entertainment, Inc. may differ, possibly materially, from the anticipated results, financial condition and revenues indicated in these forward-looking statements. For a discussion of the risks and important factors that could cause actual results to differ from expectations, see the "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

LETTER FROM THE CEO TO OUR SHAREHOLDERS

April 24, 2019

Dear Fellow Shareholder:

On behalf of our Board of Directors and the Company, we invite you to attend the 2019 Annual Meeting of Penn National Gaming, Inc. (the "Company" or "Penn National") to be held on Wednesday, June 12, 2019 at 10:00 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103.

In 2018, we continued to execute on our strategy by delivering outstanding operational financial results and by substantially growing our Company. Most notably, on October 15, 2018, we closed on the acquisition of Pinnacle Entertainment, Inc., in which we acquired the operations of 12 best-in-class regional gaming properties. During 2018, we also signed definitive agreements to acquire Margaritaville Resort Casino in Bossier City, Louisiana (which we acquired on January 1, 2019) and Greektown Casino-Hotel in Detroit, Michigan (which we expect to close in the second quarter of 2019). At the conclusion of these transactions, our Company will enjoy significantly greater operational scale to drive further revenue and profit improvement, a diverse geographic footprint resulting in greater stability and a combined 42 properties in 19 jurisdictions (ideal for new opportunities such as sports betting and internet gaming). In sum, we have a strong foundation for continued growth and success.

At this year's Annual Meeting you will be asked to: (i) elect three experienced and distinguished Class II directors (Barbara Shattuck Kohn, Ronald J. Naples and Saul V. Reibstein) to serve until the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2019 fiscal year; (iii) approve, on an advisory basis, the compensation paid to the Company's named executive officers; and (iv) consider and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe these matters in detail and, for your convenience, in a variety of summaries. Please read this information carefully.

The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of its selection of independent registered public accountants and the advisory vote to approve our executive compensation are advisable and will support the best interests of Penn National and our shareholders. Accordingly, the Board of Directors recommends a vote FOR each of the proposals.

Thank you for your support and confidence. We hope to see you at the Annual Meeting and look forward to an exciting 2019 and beyond.

Sincerely,

Timothy J. Wilmott
Chief Executive Officer and Director

2019 PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2019 Annual Meeting of Shareholders. This summary does not contain all of the information that you may wish to consider in advance of the meeting, and we encourage you to read the entire proxy statement before voting.

2019 Annual Meeting of Shareholders

Date and Time:	Wednesday, June 12, 2019 at 10:00 a.m., local time
Location:	Offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103
Record Date:	April 15, 2019

Voting Matters and Board Recommendations

Proposal	Matter	Board Recommendation

1	Election of Class II Directors (Barbara Shattuck Kohn, Ronald J. Naples and Saul V. Reibstein)	FOR each Nominee

2	Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2019	FOR

3	Advisory Vote to Approve Executive Compensation	FOR

Overview of Penn National Gaming
•
Nation's Leading Regional Gaming Operator – Penn National is the leading, most geographically diversified, owner and manager of gaming and racing facilities in the United States, and the Company has consistently generated attractive returns for its shareholders. Following the closing of the pending acquisition of Greektown Casino-Hotel in Detroit, Michigan, Penn National will operate 42 properties in 19 jurisdictions.

•
Disciplined Operating Focus – The Company continues to deploy disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while delivering outstanding gaming and entertainment experiences for customers and supporting the local communities in which it operates.

2018 Financial and Operating Achievements

✓

Transformational Transaction – On October 15, 2018, the Company acquired Pinnacle Entertainment, Inc., in a stock/cash transaction that significantly expanded the Company's position as the nation's leading regional gaming operator, and increased its geographic diversification with highly complementary properties. The Pinnacle acquisition is expected to provide $100 million of annual synergies to drive free cash flow accretion and accelerate the Company's innovative growth strategy, including cross-promotion of best-in-class regional properties with the Company's Las Vegas properties and interactive offerings.

✓

Opportunistic Acquisitions – During 2018, the Company agreed to acquire the operations of Margaritaville Resort Casino in Bossier City, Louisiana (which acquisition closed on January 1, 2019), and Greektown Casino-Hotel in Detroit, Michigan (expected to close in the second quarter of 2019).

✓

Growth in Existing Markets – During 2018, the Company announced plans to develop two new "satellite" casinos in Pennsylvania – Hollywood Casino Morgantown and Hollywood Casino York – as well as introducing VGT operations in truck stops and online real money gaming.

✓

Record Financial Performance – In 2018, the Company exceeded financial guidance and had record revenues of $3.6 billion, which was an increase of 14% from 2017, and record Adjusted EBITDAR* of $1.0 billion, which was an increase of 19% from 2017. For 2019, we announced that we expect revenues to be $5.2 billion and Adjusted EBITDAR of $1.5 billion.

✓ Share Repurchases – During 2018, the Company repurchased 2,299,498 shares pursuant to its share repurchase program at an average price per share of $21.74.

✓

Margin Improvement – The Company has implemented strategic initiatives leveraging the Company's scale following the Pinnacle acquisition. These initiatives, which include both revenue and cost saving components, are expected to improve the Company's property level operating margins. In 2018, we improved our Adjusted EBITDAR margin* to 29.1% from 27.9% in 2017.

* See Reconciliations and Non-GAAP Financial Measures on page 42 of this Proxy Statement.

Summary of Completed Acquisition of Pinnacle

+

TRANSACTION HIGHLIGHTS

•

The Company acquired Pinnacle for an overall transaction price of approximately $2.8 billion (before divestitures and related sales of real estate), resulting in the addition of the operations of 12 new best-in-class properties

•

The Company is now the nation's largest regional gaming operator, with 42 properties in 19 jurisdictions(1)

•

The Pinnacle transaction was immediately accretive to the Company's free cash flow per share

STRATEGIC RATIONALE AND ANTICIPATED SYNERGIES

•

Enhances the Company's position as the nation's leading regional gaming operator

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Increases the Company's geographic diversification with highly complementary "best in class" properties

•

Provides opportunities for additional upside, including increased Las Vegas visitation and enhanced player database for other company offerings

•

Accelerates the Company's innovative growth strategy while enhancing customer experience

•

$100 million of anticipated annual cost synergies

  (1)
  Includes Margaritaville Resort Casino in Bossier City, Louisiana (which was acquired on January 1, 2019), and Greektown Casino-Hotel in Detroit, Michigan (which is expected to close in the second quarter of 2019).

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 12, 2019

This Proxy Statement is being furnished to the shareholders of Penn National Gaming, Inc. (the "Company," "Penn National" or "PENN") in connection with the solicitation of proxies for the Company's 2019 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 12, 2019 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made by the Company. This Proxy Statement, the accompanying Proxy Card, and the Annual Report to Stockholders (the "Annual Report") are first being made available to our shareholders on or about April 24, 2019.

GOVERNANCE OF THE COMPANY

Corporate Governance Highlights
•
The Compensation, Audit and Nominating and Corporate Governance Committees of the Board of Directors (the "Board of Directors" or the "Board") are all comprised exclusively of independent directors.

•
The roles of Chairman and CEO have been separate for over five years.

•
Five of our eight Board members are independent.

•
We have appointed Barbara Shattuck Kohn as our lead independent director.

•
None of our Board members are "over-boarded."

•
We have one class of common stock and no supermajority voting requirements.

•
Our Board includes an appropriate mix of tenure and experience, including three directors having tenure of less than six years.

•
Our Board includes two female directors (25% of the Board) and was recently named a "2020 Women on Boards Winning Company" for its commitment to board diversity.

•
We conduct annual self-assessments of the Board and its committees.
•
The Board has adopted a Code of Conduct for directors, officers and employees and the Company recently conducted company-wide sexual harassment training.

•
We have significant stock ownership requirements for our directors and named executive officers.

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We hold an annual advisory vote on executive compensation.

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We conduct comprehensive succession and talent development planning.

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We have an active cyber security committee.

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We conduct extensive shareholder engagement throughout the year.

•
The Board has significant engagement on long-term growth and capital deployment.

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Reflecting the highly regulated industry in which our Company operates, we have a Compliance Committee with broad authority, comprised of Board members and non-director compliance professionals.

•
The Nominating and Corporate Governance Committee regularly reviews and assesses our Company's corporate governance structure and practices in light of industry trends and best practices.

Board of Directors

Commitment to Shareholder Value

Over time, the Company has demonstrated a continuing commitment to pursuing innovative transactions to create value for shareholders. For instance, on November 1, 2013, the Company created the gaming industry's first real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). The Company was an industry pioneer in this regard, as several of its peers have since completed similar transactions, including Caesars Entertainment Corporation, MGM Resorts International and Pinnacle. We have continued to undertake new avenues of growth over the last few years, including expanding into the Las Vegas Strip market through our acquisition of Tropicana Las Vegas, and pursuit of online opportunities through Penn Interactive Ventures, including the anticipated launch of online real money gaming operations in Pennsylvania during 2019. Through our investment in an Illinois video gaming terminal business ("VGT"), we were the first large gaming company to enter this business. Most recently, on October 15, 2018, the Company closed on the acquisition of Pinnacle, a leading regional gaming operator. The Board was instrumental in providing leadership to the Company during the negotiations leading to consummation of this complex transaction (which included four public companies, divestitures, landlord consents and a substantial financing).

Board Overview

The Company operates in a highly specialized and rigorously regulated industry. This environment demands a high level of integrity and an extraordinary level of transparency and accountability in all key aspects of its operations, its management team and its Board of Directors. The Board believes that its structure and composition have been important elements of the Company's development activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals who bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven record of effectively working together to responsibly oversee management's operation of the Company and those who bring fresh perspectives and unique insights to the Board. In fact, over the last six years, the Company has added three talented new directors and looks forward to the long-term benefits of their diversity of experience and views. In addition, no member of the Board serves on the boards of more than one other public company, which helps to ensure that each member is fully engaged in his or her duties to the Company.

In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and prudent risk taking are encouraged, with a focus on both long- and short-term value creation, (ii) shareholder perspectives are understood and long-term relationships with shareholders are fostered through frequent, candid and comprehensive engagement with and disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's management philosophy and operations and (iv) the Company is able to attract, develop and retain industry-leading executive talent to manage the Company's increasingly complex operations.

The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from shareholders and other stakeholders, all in a manner that we believe will continue the Company's long-term record of increasing shareholder value.

Composition, Skills and Independence

The Company's Board of Directors currently consists of eight members: Peter M. Carlino, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Ronald J. Naples, Saul V. Reibstein, Jane Scaccetti and Timothy J. Wilmott. The Board believes it is appropriately sized to effectively carry out its responsibilities. The Board is small enough to facilitate individual engagement and involvement, to allow directors to communicate frequently with management and each other, and to permit meetings to be conducted on short notice. This is especially critical to support the Company's efforts to strategically develop or acquire new assets (such as the recent Pinnacle transaction) and to create new value for shareholders through innovative transactions, all of which may involve complex and unforeseen issues that frequently arise on short notice and require collaboration and prompt decision making, as well as the benefit of long-term industry experience. At the same time, the Board believes that it is large enough and has the appropriate composition and skills to encourage diverse viewpoints and better collaborative decision making.

The collective membership of the Board has a strong background in gaming, hospitality, capital markets, accounting, tax, technology, risk management and governmental affairs, as well as long-term experience with the Company's operations in a highly regulated and increasingly competitive industry. This experience proves especially valuable in light of the complexities inherent in our industry and the fact that we operate across 18 very different jurisdictions throughout North America (which will increase to 19 following the closing of the pending acquisition of Greektown). Consequently, the Board believes that its composition is optimized to support and oversee the Company's business and strategy.

The Board has determined that all of the directors, other than Messrs. Carlino, Reibstein and Wilmott, are independent under the current Listing Rules of the NASDAQ Stock Market (the "NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his role as Chief Executive Officer of GLPI, and Mr. Reibstein does not currently meet these requirements due to his former roles as the Company's Executive Vice President, Chief Financial Officer and Treasurer until December 31, 2016 and as an executive advisor from January 1, 2017 through December 31, 2017. Notably, the Board's Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are comprised exclusively of independent directors. The independent Board directors typically meet several times per year in executive session.

Board Leadership

From the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company (and subsequently joined the Board in September 2014), while Mr. Carlino retained his role as the Company's Chairman of the Board and became Chairman of the Board and Chief Executive Officer of GLPI. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off, while retaining his position on the Board. The Board believes there are appropriate and meaningful policies and procedures in place to address any actual or perceived conflicts of interest relating to the two "overlapping" directors and that these procedures have worked well since the Spin-Off.

The Board believes that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven record of generating value for the Company's shareholders. This impressive record is the result of his vision for the Company and his talent for successfully identifying and capitalizing on opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of all shareholders.

As part of the planning for the Spin-Off, the roles of the Chairman of the Board and Chief Executive Officer were split. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight to senior management and formulating the strategic direction of the Company. The Chairman of the Board is responsible for the content, quality and timeliness of information provided to our Board and consults with our Board regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

In addition, the Board has appointed Barbara Shattuck Kohn as its lead independent director to, among other things, facilitate communication between management and the independent directors. The responsibilities of the lead independent director include (i) consulting with the Chairman of the Board regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting; (ii) scheduling, setting the agenda for and serving as chair of meetings of independent directors; (iii) serving as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management; (iv) presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (v) in the event of the death, incapacity, resignation or removal of the Chairman of the Board, serving as the acting Chairman of the Board until a new Chairman is selected; and (vi) if requested by major shareholders, ensuring that she is available for consultation and direct communications on behalf of the independent directors.

Board Resources

In fulfilling its objectives, many of the direct oversight functions of the Board are performed by the Board's committees with support from both senior internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit, Chief Financial Officer, Chief Accounting Officer, General Counsel, President and Chief Operating Officer and Chief Compliance Officer. The Audit Committee also has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company's compliance staff and also has regular access to the Company's senior management team.

Both the Audit Committee and the Compliance Committee have substantial internal staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 59 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 37 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer, who provides frequent reports to the Compliance Committee. Additionally, the Company has retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey.

Risk Oversight

The Board does not view risk in isolation and recognizes that a prudent level of risk taking is an essential element of the Company's strategy. As such, the Board and its Committees take an active role in the oversight of risks that have the potential to significantly impact the Company (including, among other things, new forms of competition, gaming legislation, regulatory matters, legal issues, cyber security, capital allocation, macroeconomic issues, capital markets, succession, executive compensation, and financial statements) and the management team is charged with managing those risks. The management team also monitors risk on an enterprise level to help the Board and the Company better understand, mitigate and manage the various risks the Company faces across the enterprise that could potentially impair its ability to execute the corporate strategy and achieving its goals. In addition, members of senior management attend all meetings of the Board and its Committees, and the Board and senior management work closely together to ensure that awareness of salient risks are integrated into the Company's operations and key decisions. The Company also has a well-established cyber security committee comprised of senior employees from different departments within the Company, which provides frequent reports to the Audit Committee and the Board on cyber security threats. A discussion of the risk assessment process undertaken by the Compensation Committee is described on page 35 of this Proxy Statement.

Key Policies and Procedures

The Board has adopted and regularly reviews the Company's Code of Business Conduct (the "Code of Conduct"), which is applicable to all directors and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is designed to, among other things, promote ethical behavior, deter wrongdoing, address potential conflicts of interest, and encourage full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct also provides for a 24 hour hotline that any employee, patron, vendor or other third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Company's Chief Compliance Officer, Vice President, Internal Audit, General Counsel and Senior Vice President of Human Resources, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company's website at www.pngaming.com/About.

The Board also has adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board; Board procedures and leadership; risk oversight; use of outside consultants; and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Board and the Nominating and Corporate Governance Committee regularly consider the efficacy of these policies. A copy of the current Corporate Governance Guidelines is available on the Company's website at www.pngaming.com/About.

In addition to the above, the Company has adopted various other policies and procedures addressing the Company's operations and corporate governance, including stock ownership guidelines, an executive compensation clawback policy, an equity based award administration policy (to ensure the consistency and efficiency of the Company's equity award process), a corporate signature authority policy (to provide accountability with respect to significant commitments), an updated sexual harassment and discrimination policy (developed by a diverse internal committee and accompanied by company-wide training) and a compliance plan. The Board regularly reviews the Company's corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules, the SEC rules and regulations and state gaming regulations, all in the context of pursuing best practices and increasing shareholder value.

Succession Planning for Senior Management

Our Board, in coordination with our Compensation Committee, carefully oversees Chief Executive Officer ("CEO") and senior management succession planning. Our Chief Executive Officer and our Senior Vice President of Human Resources provide the Board with recommendations on, and evaluations of, potential successors to the CEO and other members of senior management. Our Board reviews potential internal candidates with our

CEO and our Senior Vice President of Human Resources, including the qualifications, experience and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow them to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management's qualifications, tenure and experience. The Company's talent management program, which seeks to develop and acquire talent below the senior management level, is an ongoing effort led by our President and Chief Operating Officer and our Senior Vice President of Human Resources and is complementary to the Board's succession planning.

2018 Board and Committee Meetings

Each member of the Board contributes a substantial amount of time and effort in connection with his or her service as a Board and committee member. During 2018, the Board held six formal meetings, the Audit Committee held eight formal meetings, the Compensation Committee held four formal meetings, the Nominating and Corporate Governance Committee held two formal meetings and the Compliance Committee held four formal meetings. Further, Board members are encouraged to, and regularly do, engage in informal discussions with each other and members of management, and they are provided daily industry media coverage and property results as well as frequent management reports and updates. The independent directors meet periodically in executive session.

During the year ended December 31, 2018, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors, other than Ronald J. Naples, attended the 2018 Annual Meeting of Shareholders.

Committees of the Board

As illustrated below, the Board maintains four standing committees to assist in achieving its objectives—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The Compliance Committee also includes subject matters experts who are not directors.

Committee Membership

Audit Committee

Jane Scaccetti (Chair), John M. Jacquemin and Barbara Shattuck Kohn are the members of the Audit Committee. Each member of the Audit Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee also meets the financial literacy requirements under the NASDAQ Rules and that each member of the Committee is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. In addition, Ms. Scaccetti has practiced as a certified public accountant since 1977, which makes her particularly well-qualified to serve as Chair of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually, updated frequently and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

The principal functions of the Audit Committee are to:

•
serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

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review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

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maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company's finance department, senior management and the Board of Directors.

The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions involving the Board or the Company's named executive officers, including any actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit

Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available with unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

Barbara Shattuck Kohn (Chair), David A. Handler, John M. Jacquemin and Ronald J. Naples are the members of the Compensation Committee. Each member of the Compensation Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. Each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules and regulations and is available at www.pngaming.com/About.

The Compensation Committee evaluates the annual performance of the CEO and other executive officers and sets their annual compensation. The Committee's authority and responsibility include:

•
evaluating and approving salary, annual short-term incentive opportunities, long-term equity based incentives and other benefits;

•
reviewing and approving employment agreements and separation agreements for executive officers;

•
monitoring trends and best practices with regard to executive compensation;

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reviewing and approving awards under the long-term incentive compensation plan for the CEO and other executive officers, including performance based awards;

•
reviewing and approving any annual short-term incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan;

•
reviewing executive compensation programs annually to determine whether they are properly coordinated and are achieving their intended purposes;

•
periodically reviewing the policies for administration of the Company's executive compensation programs;

•
assessing the Company's management and leadership succession planning;

•
approving incentive awards that the CEO may grant to employees other than executive officers;

•
formulating and administering the Company's stock ownership guidelines;

•
recommending director compensation to the Board; and

•
administering and interpreting the Company's long-term incentive compensation plans.

The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of those executive officers based on its deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

Pursuant to the Compensation Committee's charter, the Compensation Committee retains the services of compensation consultants and legal advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any of its advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant for 2018, Exequity LLP (the "Consultant"), who has served as the Compensation Committee's consultant for the previous six years. The Consultant provides advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. This review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2018, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

The Compensation Committee implemented a performance share program for the Company's top executives beginning in 2016. In early 2017, the Compensation Committee approved an amendment to the Company's 2008 Long Term Incentive Compensation Plan (the "2008 Plan") to provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control. In June 2018, the Company's shareholders approved a new 2018 Long Term

Incentive Plan (the "2018 Plan" and together with the 2008 Plan, collectively, the "LTIC Plans"). More recently, the Compensation Committee increased the percentage of long-term compensation tied to performance for 2019.

Nominating and Corporate Governance Committee

Barbara Shattuck Kohn (Chair), David A. Handler, John M. Jacquemin and Ronald J. Naples are the members of the Nominating and Corporate Governance Committee (the "Governance Committee"). Each member of the Governance Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Governance Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

The Governance Committee is responsible for:

•
reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity, and independence that should be represented on the Board and its committees;

•
reviewing and recommending the appropriate structure, composition and size of the Board and its committees;

•
identifying and recommending, for the Board's selection, nominees for election to the Board;

•
considering the Board's leadership structure, including the separation of the Chairman of the Board and Chief Executive Officer roles and the election of a lead independent director;

•
overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies; and
•
overseeing an annual evaluation of the Board and its committees and making recommendations to the Board as may be appropriate in light of the results of such evaluation.

Compliance Committee

Ronald J. Naples and Saul V. Reibstein are the Board members of the Compliance Committee and Steve DuCharme (Chair) and Thomas N. Auriemma are the non-director members of the Compliance Committee. The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company, are sensitive to the concerns of state gaming regulators and are capable of ensuring compliance or determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company. The Compliance Committee operates under a written charter adopted by the Board of Directors. The Chief Compliance Officer reports to the Compliance Committee, and other executives of the Company (including the General Counsel, President and Chief Operating Officer and Vice President, Internal Audit) and regularly attends meetings of the Compliance Committee, at its invitation, to ensure the Compliance Committee has ready access to first-hand knowledge and to encourage a pervasive compliance culture throughout the Company.

The Compliance Committee was established to foster, through robust self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company's operations, including:

•
reviewing and assessing the adequacy of the Company's compliance policies, procedures and systems designed to sufficiently identify serious compliance issues;

•
reviewing and assessing the effectiveness of the Company's compliance efforts, particularly the training on and implementation of procedures;

•
monitoring audits and investigations conducted or overseen by the Company's compliance personnel;

•
monitoring allegations and investigations made in connection with the Company's 24 hour hotline system for suspected fraud, financial impropriety or other alleged wrongdoing;

•
monitoring third party investigations of and disciplinary actions against the Company; and
•
reporting to the Board any matters of concern regarding the Company's compliance with various laws and regulations.

In discharging its oversight role, the Compliance Committee is empowered to investigate any matter brought to its attention and may engage, at the expense of the Company, independent counsel or other advisors as it deems necessary to carry out its duties.

Director Selection Process

The Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The Governance Committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the Governance Committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors. In selecting nominees for director, the Governance Committee considers a number of factors, including, but not limited to:

•
a candidate's ability to effectively represent the interests of the shareholders;

•
whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position);

•
a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability, investigation and filing requirements of the relevant regulatory agencies in each of the numerous jurisdictions where the Company operates;
•
a candidate's background and diversity of experience, skill set, independence from management and freedom from potential conflicts of interest with the Company;

•
a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and SEC rules;

•
whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

•
a candidate's ability to work constructively with the Company's management and other directors; and

•
a candidate's capacity, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

During the process of considering a potential nominee, the Governance Committee and its Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

In a recent evaluation of the Board's size and composition, the Governance Committee elected Saul V. Reibstein to fill the vacancy created by the retirement of Harold Cramer. Mr. Reibstein was appointed to the Board on March 21, 2018. Mr. Reibstein previously served on the Board from 2011 to 2014, when he resigned in order to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer from 2014 to 2016.

Director Nominations by Shareholders

Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company's bylaws.

A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by Company's bylaws.

The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multi-jurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Governance Committee or the Board may deem appropriate or necessary.

The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2018, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee, the Compensation Committee and the Compliance Committee, as applicable. On January 3, 2018, each non-employee director also received an annual award of phantom stock units equal to 8,133 shares, other than Mr. Carlino, who received an annual award of phantom stock units equal to 12,199 shares in recognition of his service as Chairman of the Board. The number of phantom stock units awarded to the directors was determined based on the closing price of the Company's stock on January 2, 2018 ($30.74) in order to approximate a value of $250,000 per director (or $375,000, in the case of Mr. Carlino). Each award vests in four equal annual installments from the date of grant.

In order to facilitate increased ownership in the Company's equity, the Compensation Committee determined that in lieu of a cash payment for annual retainer fees for service on the Board and Committees in 2019, each non-employee director had the opportunity to elect, on or before December 31, 2018, to receive such payment in the form of restricted stock to be granted on January 3, 2019 with forfeiture restrictions lapsing on January 3, 2020.

2018 Director Compensation Table

The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors for 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)

Peter M. Carlino	50,000	374,997	424,997
David A. Handler	60,000	250,008	310,008
John M. Jacquemin	70,000	250,008	320,008
Barbara Shattuck Kohn	70,000	250,008	320,008
Ronald J. Naples	60,000	250,008	310,008
Jane Scaccetti	60,000	250,008	310,008
Saul V. Reibstein	45,000	250,008	295,008

(1)
The amounts listed are calculated based on the closing price on the day prior to grant date.

(2)
As of December 31, 2018, the following stock awards (in the form of cash-settled phantom stock unit awards) were outstanding: 53,542, for Mr. Carlino, 35,694 for Ms. Kohn and Messrs. Handler, Jacquemin and Naples; and 35,123 for Ms. Scaccetti. Mr. Reibstein joined the Company's Board of Directors on March 28, 2018 and was granted 9,535 cash-settled phantom stock unit awards. As of December 31, 2018, Mr. Reibstein also had 178,179 stock options outstanding related to his previous service as Chief Financial Officer of the Company.

Stock Ownership Guidelines for Directors

The Board of Directors has established stock ownership guidelines for non-employee directors of the Company to incentivize directors to maximize shareholder value. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2018, all of the non-employee directors were in compliance with these guidelines.

Shareholder Access Policy

Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

ENVRIONMENTAL AND SOCIAL RESPONSIBILITY

Environmental Responsibility

The Company proactively develops energy efficient and environmentally-conscious facilities to help reduce its carbon footprint and promote environmental sustainability. Three of the Company's most recent greenfield developments have been certified as LEED® Gold or LEED® Silver by the U.S. Green Building Council. The Company is also consistently looking for opportunities to improve our existing properties' energy efficiency. One major way the company has been able to impact electrical usage is through conversion to LED lighting. To date, the Company has completed 22 LED conversion projects and has four projects currently in process. In addition, the Company recently launched a broad sustainability program at Hollywood Casino St. Louis that is designed to eliminate over 25,000 pounds of waste annually. The Company will explore similar green initiatives at its other properties in the future.

Diversity and Social Inclusion

Building a diverse workforce is critical to helping us attract and retain the talent needed to advance our business and create outstanding guest experiences at our properties across the country. We welcome and value customers and employees of all backgrounds, and are committed to creating both a diverse work force reflective of the local markets and a diverse supplier base that promotes an environment of value, respect, and empowerment. The Company strives to be socially responsible by supporting the professional development and well-being of all of our employees. For example, in 2018, we launched Women Leading at Penn. The goal of this program is to encourage women to pursue leadership roles, have visible female executive and senior leadership championing growth and development for women at their property and at corporate levels and to increase the number of women in leadership, specifically at the manager level on an annual basis. We have focused on purchasing from diverse sources for many years. In 2019, we established a committee to implement a corporate-wide Supplier Diversity program coordinating efforts across all properties regardless of jurisdictional requirements with the goal of developing new opportunities for diversity business. In 2018, we spent over $85 million with businesses owned by minorities, women, disabled individuals and veterans.

Community Involvement

Penn National Gaming is committed to being a good corporate citizen in each of the communities in which it operates. We fund programs and projects through our properties and the Penn National Gaming Foundation. The Penn National Gaming Foundation, a private non-profit foundation, was launched in 2005 in the wake of Hurricane Katrina to assist the nearly 2,000 Penn National employees impacted by the storm. The Penn National Gaming Foundation awarded over $1.4 million in grants for immediate needs such as food, water, clothing, shelter and medical needs. Today, the Penn National Gaming Foundation is proud to support numerous local non-profit organizations in the communities in which Penn National operates, focusing on projects that promote community development, education, human services, cultural affairs and diversity and health services.

The Company and the Penn National Gaming Foundation contributed approximately $3.4 million to worthwhile causes in 2018 and another $18.3 million in local development incentives. Penn National Gaming, its properties, and team members nationwide are actively involved in the American Cancer Society's Relay for Life, having contributed more than $1 million over the past four years. In addition, our Chief Executive Officer, Timothy Wilmott, is an active board member for the Tri State Chapter of CEOs Against Cancer. Launched in 2014, the organization has raised nearly $13 million to support the mission of the American Cancer Society.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS

Information about Nominees and Other Directors

The Board of Directors currently consists of eight members: Peter M. Carlino (Chairman), David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Ronald J. Naples, Saul V. Reibstein, Jane Scaccetti and Timothy J. Wilmott. The directors are organized into three classes, with each class elected to serve a three year term. Three Class II directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in 2022 and until their respective successors are duly elected and qualified.

Class II Nominees

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Independence	Other Public Company Boards	Principal Occupation	Term (if elected)

Barbara Shattuck Kohn	Yes	None	Former Principal of Hammond Hanlon Camp LLC	2022

Ronald J. Naples	Yes	1	Director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship	2022

Saul V. Reibstein	No	1	Former Executive Vice President, Chief Financial Officer and Treasurer of Penn National Gaming, Inc.	2022

Nominee Qualifications

Barbara Shattuck Kohn Class II Director Age: 68 Director Since: 2004	Business Experience: Ms. Shattuck Kohn was a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm from 2012 to 2018. Ms. Shattuck Kohn also serves as a director of Emblem Health, one of the nation's largest nonprofit health plans. She has previously served as a director of Computer Task Group and a division of Sunlife Financial Corporation. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan – Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.
Other Public Company Boards: None
Ms. Shattuck Kohn has substantial experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company, and she was instrumental in evaluating both the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the Spin-Off in 2013. This financial background is ideally suited for Ms. Shattuck Kohn's service on the Audit and Compensation Committees, and her reputation, integrity, judgment and proven leadership ability meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

Ronald J. Naples Class II Director Age: 72 Director Since: 2013	Business Experience: Mr. Naples also serves as a director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He also served as Chairman of the Federal Reserve Bank of Philadelphia.
Other Public Company Boards: P.H. Glatfelter Company
Mr. Naples has significant business experience as a chief executive officer and director of large, publicly traded corporations. Mr. Naples has significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia. Mr. Naples' impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company. In addition, Mr. Naples' military, leadership and regulated company experience is invaluable in the context of his service on the Compliance Committee.

Saul V. Reibstein Class II Director Age: 70 Director Since: 2018 (and previously a director from 2011 to 2014)	Business Experience: Mr. Reibstein served on the Company's board of directors and was chairman of the Audit Committee from June 2011 until his appointment as Senior Vice President and Chief Financial Officer in November 2013. Mr. Reibstein retired as the Company's Executive Vice President, Chief Financial Officer and Treasurer on December 31, 2016 and was employed by the Company as an executive advisor from January 1, 2017 through December 31, 2017. From 2004 until joining the Company as an executive, Mr. Reibstein served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where, as Executive Managing Director, he was responsible for the management of the CBIZ New York City Financial Services office operations and the overall international activities of the Financial Services Group. Mr. Reibstein has over 40 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004. In addition, since July 2010, Mr. Reibstein has served as a member of the Board of Directors of Vishay Precision Group, Inc., a publicly traded company, where he is Chairman of the Audit Committee and a member of both of its Compensation and Nominating and Corporate Governance Committees. Mr. Reibstein is a licensed CPA in Pennsylvania and received a Bachelor of Business Administration from Temple University.
Other Public Company Boards: Vishay Precision Group, Inc.
Mr. Reibstein brings to our Board extensive familiarity with the Company and the gaming industry, having previously served as the Company's Executive Vice President, Chief Financial Officer and Treasurer, as well as accounting, finance, risk management and strategic management expertise for both public and private companies, including gaming companies.

In addition to the qualifications of each nominee for director described above, Barbara Shattuck Kohn, Ronald J. Naples and Saul V. Reibstein are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

Continuing Directors

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who will continue as a director after the Annual Meeting.

Name	Independence	Other Public Company Boards	Principal Occupation	Term Expires

Class I Directors:

David A. Handler	Yes	1	Partner, Centerview Partners	2021

John M. Jacquemin	Yes	None	President, Mooring Financial Corporation	2021

Class III Directors:

Peter M. Carlino (Chair)	No	1	CEO of Gaming and Leisure Properties, Inc.	2020

Jane Scaccetti	Yes	1	CEO of Drucker & Scaccetti, P.C.	2020

Timothy J. Wilmott	No	1	CEO of Penn National Gaming, Inc.	2020

Continuing Directors Qualifications

David A. Handler Class I Director Age: 54 Director Since: 1994	Business Experience: In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is an independent financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank.
Other Publicly Company Boards: Gaming and Leisure Properties, Inc.
Mr. Handler has considerable investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions, which complements his long-term exposure to the gaming industry. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisitions and financing opportunities.

John M. Jacquemin Class I Director Age: 71 Director Since: 1995	Business Experience: Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.
Other Boards and Positions: None.
Mr. Jacquemin has significant experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires a sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise and long-term exposure to the gaming industry.

Peter M. Carlino Class III Director Age: 72 Director Since: 1994	Business Experience: Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013. Mr. Carlino has served as the Chairman and Chief Executive Officer of Gaming and Leisure Properties, Inc. since the Spin-Off. Since 1976, he has also been President of Carlino Capital Management Corp., a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been active in strategic planning and operations monitoring.
Other Public Company Boards: Gaming and Leisure Properties, Inc.
Mr. Carlino has been the driving force behind the substantial increase in shareholder value since the Company's initial public offering in 1994 until the Spin-Off. The Company's growth and shareholder value appreciation over this period is in large part due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that has been the basis of the Company's long-term growth. Moreover, as one of the largest beneficial owners of the Company's common stock, his interests are uniquely aligned with the Company's efforts to continue to grow long-term shareholder value.

Jane Scaccetti Class III Director Age: 65 Director Since: 2015	Business Experience: Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. In addition, Ms. Scaccetti is a member of the Board of Directors of Myers Industries, Inc., a New York Stock Exchange listed company, and is a member of its Audit and Governance Committees. Ms. Scaccetti also serves as a director of Mathematica Policy Research, Inc.; trustee of Temple University; and a trustee of Salus University. In addition, Ms. Scaccetti served as a director and audit committee chair of The Pep Boys – Manny, Moe & Jack from 2002 until 2016; and of Nutrition Management Services Company from 1992 until 2010.
Other Public Company Boards: Myers Industries, Inc.
Ms. Scaccetti brings financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer and as a director of other publicly traded companies. Her experience brings unique perspective to the Board and the Board is enhanced by Ms. Scaccetti's financial sophistication and expertise.

Timothy J. Wilmott Class III Director Age: 60 Director Since: 2014	Business Experience: Mr. Wilmott joined the Company in February 2008 as President and Chief Operating Officer and was named Chief Executive Officer in November 2013. Mr. Wilmott served at Harrah's Entertainment (now Caesars Entertainment Corporation) from 1987 to 2008 and was Chief Operating Officer at Harrah's for approximately four years. In this position, he oversaw the operations of all of Harrah's revenue generating businesses, including 48 casinos, 38,000 hotel rooms and 300 restaurants.
Other Public Company Boards: Darden Restaurants, Inc.
Mr. Wilmott brings well-established gaming and hospitality experience to our the Board. He also has unique perspectives and experience as the Company's Chief Executive Officer and his success in leading the operations of the Company, including his commitment to diversifying its operations in a manner focused on returns while fostering the commitment to deliver quality guest services across the property portfolio.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019, and the shareholders are being asked to ratify this selection. Deloitte has served as the Company's independent registered public accounting firm since 2017. All audit and non-audit services provided by Deloitte are approved by the Audit Committee. Deloitte has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Professional Fees

A description of aggregate fees for professional services performed by Deloitte, which served as our independent public accounting firm for fiscal 2018 and 2017, is as follows:

	Fiscal 2018	Fiscal 2017

Audit Fees(1)	$6,440,714	$3,174,116

Audit-Related Fees(2)	$531,919	$236,395

Tax Fees	—	—

Other Fees(3)	$10,000	—

Total Fees	$6,982,633	$3,410,511

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. In addition, Audit fees in 2018 included approximately $1.4 million in fees associated with the Pinnacle acquisition with respect to audit procedures of the financial statements of Pinnacle for the period from January 1, 2018 to October 14, 2018 and audit procedures for business combination accounting.

(2)
Audit related fees in 2018 include $451,300 for due diligence costs. Audit related fees in 2017 include $184,500 for due diligence costs.

(3)
Other fees include fees with respect to state regulatory filings.

Replacement of Independent Registered Public Accounting Firm

On March 4, 2017, the Audit Committee (i) dismissed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm, and (ii) formally engaged Deloitte to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. This decision was the result of a thorough request for proposal process, and the Audit Committee ultimately selected Deloitte based on, among other things, Deloitte's extensive experience in the gaming industry.

During the interim period from December 31, 2016 through March 4, 2017, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report.

Audit Committee Pre-Approval Policy

The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2018, all of the services provided by Deloitte were approved by the Audit Committee prior to commencement of services.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Jane Scaccetti (Chair), John M. Jacquemin and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules and is available at www.pngaming.com/About.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). In addition, the Audit Committee is involved in the selection of the lead audit engagement partner whenever a rotational change is required by applicable law or listing standards or for any other reason. The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The function of the Audit Committee is not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2018. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the PCAOB Accounting Standard No. 1301 Communications with Audit Committee.

The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019.

Audit Committee of the Board of Directors
Jane Scaccetti, Chair John M. Jacquemin Barbara Shattuck Kohn

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

We are pleased to provide our shareholders with the opportunity to approve, on an advisory basis, determinations made by the Compensation Committee and the Board of Directors regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 27 of this Proxy Statement (the "CD&A"). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2019 Annual Meeting of Shareholders."

We believe shareholders should approve of the Company's compensation program because it is appropriate in the context of industry standards and is heavily weighted towards performance-based compensation that aligns executive compensation with shareholder interests. As more specifically described in the CD&A, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers with respect to 2018. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our named executive officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A. This strategy continues to pay dividends. The Company's recent performance, inclusive of 2018, has been strong, based in large part on the focused and strategic leadership of the Company's management team.

We believe that the Company's 2018 achievements, as illustrated on page 28, coupled with the Company's record of providing long-term value creation amply supports the compensation paid to the named executive officers. As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the named executive officers described in the Compensation Discussion and Analysis and as otherwise disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board, a Committee made up of entirely independent directors.

Executive Compensation Highlights

Our compensation program:

  •
  Includes a mix of fixed and variable pay (with objective measures) designed to create sustainable long-term value for our shareholders;

  •
  Defers a significant portion of variable pay as equity based awards, encouraging both shareholder alignment and executive retention;

  •
  Includes both long-term and short-term components;

  •
  Focuses on "at risk" compensation, with 82% of our CEO's total compensation at risk;

  •
  Benchmarks compensation at the median of an appropriate industry peer group; and

  •
  Implements performance based vesting for a meaningful portion of equity awards for the Company's named executive officers.

Key Features of our Executive Compensation Program

	What We Do		What We Don't Do

✓	Align Pay with Performance – Our program design and outcomes focus on "at risk" compensation to better align compensation earned with the Company's performance	☒	No Single Trigger Change in Control – We do not provide for single trigger vesting or unusual severance multiples upon a change in control in our equity plan and employment agreements

✓	Performance Awards – Our program includes equity awards with performance based vesting paid at the end of the three year period	☒	No Tax Gross Ups – Our employment agreements do not contain tax indemnification provisions

✓	Multiple and Objective Performance Metrics – Incentive compensation is tied to both short and long-term measures to ensure balanced incentives	☒	No Discounting or Repricing of Options – We prohibit discounting or repricing options and restrict margin lending

✓	Share Ownership Guidelines – All directors and named executive officers exceed the Company's significant stock ownership requirements	☒	No Supplemental Retirement Plans – We do not have any defined benefit pension programs or other supplemental executive retirement plans

✓	Clawback Policy – Our policy provides for the recovery of compensation in certain circumstances	☒	No Excessive Perquisites – Our executive officers have very limited perquisites

✓	Equity Awards Policy – Our policy ensures consistency in application of the Company's equity award process	☒	No Hedging or Pledging – Hedging and pledging of the Company's stock is prohibited

✓	Minimum Vesting – Our long-term equity plan includes a minimum vesting period for all awards	☒	No Liberal Share Counting – We prohibit "liberal share counting" under the Company's equity plans

✓	Fungible Share Ratio – Our long-term equity plan incorporate a fungible share ratio feature	☒	No Excess Dilution – We limit dilution by carefully monitoring burn rate and overhang

✓	Independent Consultant – We utilize an independent compensation consultant	☒	No Minimum Payouts – Our long-term equity plan does not include a minimum payout

✓	Appropriate Peer Set – We benchmark our compensation against appropriate industry peers with whom we compete for talent	☒	No Arbitrary Awards – There is very little discretion in the payout of awards

Executive Summary

2018 FINANCIAL AND OPERATING ACHIEVEMENTS

✓

Transformational Transaction – On October 15, 2018, the Company acquired Pinnacle, in a stock/cash transaction that significantly expanded the Company's position as the nation's leading regional gaming operator, and increased its geographic diversification with highly complementary properties. The Pinnacle acquisition is expected to provide $100 million of annual synergies to drive free cash flow accretion and accelerate the Company's innovative growth strategy, including cross-promotion of best-in-class regional properties with the Company's Las Vegas properties and interactive offerings.

✓

Opportunistic Acquisitions – During 2018, the Company agreed to acquire the operations of Margaritaville Resort Casino in Bossier City, Louisiana (which acquisition closed on January 1, 2019), and Greektown Casino-Hotel in Detroit, Michigan (expected to close in the second quarter of 2019).

✓

Growth in Existing Markets – During 2018, the Company announced plans to develop two new "satellite" casinos in Pennsylvania – Hollywood Casino Morgantown and Hollywood Casino York – as well as introducing VGT operations in truck stops and online real money gaming.

✓

Record Financial Performance – In 2018, the Company exceeded financial guidance and had record revenues of $3.6 billion, which was an increase of 14% from 2017, and record Adjusted EBITDAR* of $1.0 billion, which was an increase of 19% from 2017. For 2019, we announced that we expect revenues to be $5.2 billion and Adjusted EBITDAR of $1.5 billion.

✓ Share Repurchases – During 2018, the Company repurchased 2,299,498 shares pursuant to its share repurchase program at an average price per share of $21.74.

✓

Margin Improvement – The Company has implemented strategic initiatives leveraging the Company's scale following the Pinnacle acquisition. These initiatives, which include both revenue and cost saving components, are expected to improve the Company's property level operating margins. In 2018, we improved our Adjusted EBITDAR margin* to 29.1% from 27.9% in 2017.

* See Reconciliations and Non-GAAP Financial Measures on page 42 of this Proxy Statement.

2018 GROWTH INITIATIVES

On June 19, 2018, the Company announced it would acquire the operations of Margaritaville Resort Casino in Bossier City, Louisiana, a transaction that was completed on January 1, 2019. Built in 2013, Margaritaville Resort Casino is the premier venue for gaming, lodging, dining and entertainment experiences in Northern Louisiana, with 26,500 square feet of casino space, 395 hotel rooms, an island-style escape theme, six restaurants and food and beverage outlets, a 15,000 square foot, 1,000-seat theater and 9,500 square feet of meeting space.	On November 14, 2018, the Company announced that it plans to acquire the operations of Greektown Casino-Hotel in Detroit, Michigan. Opened in 2000, Greektown Casino-Hotel features 100,000 square feet of casino space, approximately 2,700 gaming machines and 60 table games, a poker room, three restaurants, seven fast casual food outlets, four bars and a coffee shop. Greektown also boasts a AAA Four Diamond 400-room, luxury high-rise hotel with 14,000 square feet of event and catering space. The transaction is expected to close in the second quarter of 2019.

During 2018, the Company announced plans to develop two new "satellite" casinos in Pennsylvania – Hollywood Casino Morgantown and Hollywood Casino York. Collectively, these two new properties represent a total investment of nearly $230 million inclusive of licensing fees and will encompass approximately 1,250 slot machines and 50 table games, as well as sports wagering, entertainment offerings and food and beverage venues.	In the fall of 2018, the Company debuted live sports wagering operations at Hollywood Casino at Penn National Race Course in Pennsylvania, Hollywood Casino at Charles Town Races in West Virginia, and at its five casinos in Mississippi, an important milestone in our participation in the expanding sports wagering opportunities across the country.

COMPELLING GEOGRAPHIC SCOPE

RECORD FINANCIAL RESULTS

The Company achieved record financial results for 2018 in revenues and Adjusted EBITDAR.

The Company's total target compensation in 2018 for its top four executive officers was approximately 18% below the market median for the top four executives at peer companies (based on a comparison of the Company's top four executives' 2018 total target pay to the 2017 peer company total target pay levels, as disclosed in the peer companies' 2018 proxy statements).*

*
Excludes CEO pay for Red Rock Resorts, Inc. due to lack of participation in a long-term incentive program.

Key Compensation Practices

The Committee, in consultation with the Consultant, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts, as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Over the last several years we have incorporated many of these practices into our compensation program, including:

•
Utilizing a carefully tailored equity compensation program that considers "overhang" and "burn rate";

•
Implementing a performance share program with performance-based vesting with at least 50% of equity awards (with the percentage of long-term incentive pay for named executive officers tied to performance metrics increasing from 50% to 66.7% for 2019);
•
Creating a pay-for-performance environment by linking incentive compensation to the achievement of objective, measurable and relevant performance metrics, with very little discretion in the payout of awards;

•
Utilizing a program with significant compensation "at risk" in which executives in positions that focus on operations are rewarded more based on operational results, while those in positions that focus on corporate strategy are rewarded more through overall shareholder value creation;

•
Awards under our 2018 Long-Term Incentive Compensation Plan (the "2018 Plan") incorporate a fungible share ratio feature;

•
No block equity grants;

•
No "single trigger" change-in-control provisions or unusual severance multiples in employment agreements or under the 2018 Plan;

•
No tax indemnification provisions (i.e., "golden parachute" gross-ups);

•
Minimum vesting period for 2018 Plan awards;

•
No "liberal share counting" under the 2018 Plan;

•
No discounting or repricing options;

•
Utilizing an equity award policy to ensure a consistent application of the Company's equity award process;

•
Prohibiting the Company's directors and executive officers from engaging in hedging or pledging transactions involving Company shares;

•
Significant share ownership guidelines for directors and executive officers;

•
Clawback policy with respect to executive compensation;

•
No defined benefit pension programs or other supplemental executive retirement plans for executives;
•
Limited perquisites for executives; and

•
Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards. In January 2019, we announced a new share repurchase program pursuant to which the Board of Directors authorized to repurchase up to $200 million of the Company's common stock. The new share repurchase program expires on December 31, 2020.

We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Stock Ownership Guidelines for Senior Management

The Compensation Committee has established the following stock ownership guidelines for senior management, which are re-evaluated periodically.

Position	Required Value of Shares Held

Chief Executive Officer	Five times base salary

Chief Operating Officer	Three times base salary

Chief Financial Officer	Three times base salary

General Counsel	Two times base salary

The Chief Executive Officer is authorized to set ownership requirements for other members of the senior management team as appropriate. As with the director stock ownership guidelines, the value of a named executive officer's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such named executive officer. Each named executive officer is required to achieve compliance with these guidelines within five years of assuming his or her current position and, once achieved, ownership of the required amount must be maintained for as long as the individual is subject to these guidelines. As of December 31, 2018, all named executive officers were in compliance with this policy.

Shareholder Outreach and Say on Pay Vote

We received 99% support for our say on pay vote in 2018. We believe this overwhelming level of support demonstrates that our shareholders recognize our commitment to incorporating

"best practices" into our compensation program, as well as our continuing sensitivity to shareholder views on compensation. During 2018, the Company continued its long standing practice of detailed, frequent communication and discussion with shareholders, including outreach to most of our top 40 shareholders regarding executive compensation and corporate governance issues.

By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company also continues to provide financial and other disclosure beyond that which is required by the SEC on matters such as management's views on industry trends, pending legislation and quarterly and annual earnings estimates (guidance). Further, members of the Company's senior management team maintain an active schedule of participation at institutional investor conferences, shareholder meetings and management staffed tours of our facilities. We also regularly host investor and analyst meetings at our corporate offices and arrange for investors and analysts to visit our facilities (before and after they open) and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las

Vegas, our executives participated in a significant number of investor events and conducted a large number of group meetings with analysts and investors. These outreach efforts provide investors and prospective investors with constructive forums to discuss a wide variety of important subjects with management, including executive compensation, and provide useful feedback for management.

We believe our discussions with investors have been especially important with regard to our compensation program. For instance, based in part on our dialogue with shareholders, the Company has implemented performance share programs for the Company's top executives, which contain performance based vesting for a meaningful portion of equity awards (and we again increased that percentage for named executive officers in 2019) and adopted a new equity plan that provides for a minimum vesting period and "double trigger" vesting of equity following a change in control. Over the last several years, we have received positive comments from investors regarding the Company's compensation program and overall performance.

Executive Compensation Benchmarking Peer Group

We review the Company's peer group each year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from these other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight and guidance to multiple gaming and racing properties in a variety of jurisdictions. Further, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable of and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, along with the continued growth of our Company, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes.

For compensation comparison purposes for 2018, we used the following peer group: Boyd Gaming Corporation, Caesars Entertainment

Corporation, Eldorado Resorts, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc., Red Rock Resorts, Inc. and Wynn Resorts, Ltd. (the latter two of which were used for reference purposes only for Chief Executive Officer compensation benchmarking). With respect to the Company's peer group for compensation comparison purposes for 2019, we used the same peer group, except that we removed Pinnacle Entertainment, Inc. and included Wynn Resorts, Ltd., for all named executive officer positions, including the Chief Executive Officer.

Overview of Compensation Program

Objectives of Compensation Program

The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. For context, as of December 31, 2018, the Company operated 40 facilities in eighteen jurisdictions, employed over 27,000 full and part-time employees and 2019 revenues are expected to be over $5 billion. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (increasing both the number of business competitors and competitors for talent, as well as reducing the potential upside from future domestic expansion), (ii) alternatives such as gaming REITs (of which there are now three) and spin-offs, as well as the continued involvement of private equity investment, are continuing to proliferate and (iii) internet gaming, social gaming, fantasy sports, e-sports and now sports wagering are rapidly gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company's compensation objectives, which are to:

•
Align executive pay opportunities with shareholder value creation;

•
Create a pay-for-performance compensation program that will appropriately reward management for operational and strategic development success; and
•
Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Reflecting the Company's long-term success in attracting and retaining the industry's best talent, the Company has finished in the top two in each of the last two years in the gaming industry's Employer of First Choice survey conducted by the independent advisory groups, Bristol Associates and Spectrum Gaming Group.

Compensation Philosophy

To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

  The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company offers a compensation and benefits program that is competitive with that of its peers and rewards the skills and expertise of its executive team. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results and improve shareholder value. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions by linking compensation to the achievement of objectively measured goals.

Risk Assessment

In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk-taking. As a result, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and meaningful financial goals and is determined using multiple absolute and objective performance criteria, and in particular announced guidance pertaining to adjusted EBITDA targets (which is the key metric by which third parties value and judge the Company). The other major component of our executive officers' compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, performance-based restricted stock awards and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that the annual short term incentive pay is balanced by our long-term incentive compensation, which are granted annually, always leaving our executives subject to risk of stock price movement. In addition, both our short term incentive pay and long-term incentive pay are subject to maximum payout ceilings. These cash and incentive awards, especially when combined with the compensation clawback policy described on page 42 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging imprudent or excessive risk taking. Based on the Committee's review of the above factors, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

We have designed a compensation program that is heavily weighted towards performance-based compensation, and which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments, while also appropriately considering each of the principal objectives of the Company's business strategy. To that end, our compensation program is strongly grounded in pay-for-performance principles. As illustrated in the chart below, for example, in 2018 the Company's target performance based compensation (or "at risk" compensation), which includes performance-based equity awards, stock options and EBITDA-based cash bonuses, for the Company's named executives officers comprises 77% of total target compensation. Of this amount, 50% of the value at award date of long-term incentive awards awarded to such officers in 2018 were performance shares that are subject to performance-based vesting only upon the achievement of annual financial performance goals and a three year holding period. For 2019 compensation, the percentage of named executive officer long-term incentive awards subject to performance-based vesting conditions increased from 50% to 66.7%.

Target 2018
Named Executive Officers Compensation

The principal elements of the compensation program are described below. Please see "Analysis of 2018 Compensation" starting on page 39 for a discussion of the specific actions taken with respect to executive compensation for fiscal year 2018. For a detailed description of the

Committee's role and responsibilities, as well as the retention and use of the Consultant, please see "Compensation Committee" beginning on page 10 of this Proxy Statement.

Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall positioning of an executive's pay package.

Annual Short-Term Incentive.    The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company's gaming peer group. The Company's annual short-term incentive plan is designed to motivate the executive officers and other members of management to achieve the Company's carefully crafted short-term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2018 provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year of $454.7 million (after lease payments), which was consistent with the financial guidance provided to our investors. The Committee believes that an annual incentive program that relies on adjusted EBITDA focuses our executives on the achievement of annual objectives that will most tangibly contribute to both short and long-term shareholder gains.

In calculating adjusted EBITDA for purposes of determining bonuses for 2018, we began with net income (loss) and made adjustments for interest income and expense, income taxes, depreciation and amortization, rent expense associated with triple net operating leases, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, pre-opening and acquisition costs, and other income or expenses. In addition, we made adjustments for the following items in calculating adjusted EBITDA: rent payments to GLPI under the Penn master lease and Pinnacle leases, the adjusted EBITDA from the Pinnacle properties from October 15, 2018 through December 31, 2018, a litigation settlement in Ohio, the impact of tax changes and other costs incurred in Maine, Massachusetts, and Missouri and the impact of hurricane and flooding in the Gulf Coast.

We measure our annual short-term incentive plan based on adjusted EBITDA because it is an objective and quantifiable measurement for the Company's financial performance, as well as for comparing the Company's performance to others within the industry, as EBITDA is the most commonly used performance metric in gaming. Quite simply, it is both the most well-established way to gauge a gaming company's value over time and provides the most relevant snapshot of the Company's performance relative to its peers. In addition, adjusted EBITDA growth has been shown to lead to an increase in the Company's trading multiple and, consequently, its long-term stock performance.

The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any adjustments permitted under the 2008 Plan to account for certain extraordinary or unforeseen events ("Target EBITDA"). The Company must achieve at least a "threshold" amount of adjusted EBITDA (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company's executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a "stretch" amount of adjusted EBITDA (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for such executive, regardless of the extent to which performance exceeds targeted levels. In addition, the amount of bonus for each executive is subject to reduction in the event that such executive does not achieve certain pre-approved and measurable individual goals for the year. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group.

Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's emphasis on "pay for performance" so that an appropriate portion of each executive's compensation package will align with the creation of shareholder value. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off, our new business lines, and the recent Pinnacle transaction.

Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2018 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (in all cases three or four years, with a minimum vesting period of one year added to our 2018 Plan) before all of their awards are vested and may be settled. The 2018 Plan does not provide for automatic vesting of equity following a change in control. In addition, the 2018 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced, nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2018 Plan includes a "fungible share ratio" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.30 shares for purposes of counting the shares available for issuance under the 2018 Plan, provided that awards settled only in cash are not counted against the shares available under the 2018 Plan.

In addition, in February 2016, the Committee adopted a Performance Share Program (the "Performance Share Program"), which contains performance based vesting for a meaningful portion of equity awards, with each grant not fully vesting until the third anniversary of the grant date. The Performance Share Program was adopted to provide key executives with equity-based compensation tied directly to Company performance to further align their interests with those of shareholders, and to provide compensation only if the designated performance goal is met for the applicable performance period. The Company's named executive officers and other key executives are eligible to participate in the Performance Share Program.

Under the Performance Share Program, the Committee will establish performance share awards for each eligible participant. The awards will be denominated at target as performance shares of the Company's common stock equal to a determined percentage of the participant's base salary in effect at the date of grant. Each award will have a three-year award period consisting of three one-year performance periods and a three-year service period. In 2018, 50% of named executive officer long-term incentive compensation is based on performance and the performance goal for each performance period is an adjusted EBITDA goal established for each one-year performance period and which is calculated consistently with the annual short-term incentive. Consequently, the number of performance shares credited to the participant's account for each one-year performance period (which will be restricted shares once credited) will increase or decrease from the target award depending on the extent to which the adjusted EBITDA goal is actually achieved. For example, if at least 85% of the adjusted EBITDA goal is not achieved, no performance shares will be credited for the performance period, and if at least 115% of the adjusted EBITDA goal is achieved, an amount equal to 150% of the target performance shares will be credited for that performance period. Following the end of each performance period, the Committee will determine the level of adjusted EBITDA achieved and credit, to each participant's account, the number of performance shares for such period. All credited performance shares remain subject to forfeiture during the full three-year service period, subject to lapse of such forfeiture restrictions earlier in the event of death or disability, or a change in control of the Company.

The Committee considered various performance metrics for the Performance Share Program and ultimately selected an adjusted EBITDA-based goal for 2018 because (i) many of the Company's peer gaming companies operate in different markets than the Company, and relative stock performance between the Company and its peers may be skewed by differences in local, regional or international market conditions, as well as external factors such as M&A activity, and (ii) adjusted EBITDA is the key metric by which third parties value the Company and, as a result, is the most direct way to incentivize management to enhance shareholder value (particularly in a year with extensive acquisition activity such as 2018). Further, because the Company's adjusted EBITDA targets may vary significantly from year-to-year due to mergers and acquisitions, new development projects, macro-economic events, regulatory events and changes in the competitive landscape, the Committee determined that a one-year performance period was appropriate. Nevertheless, because grants under the program do not fully vest until the third anniversary of the grant date, and performance shares are earned in the form of restricted stock, the Committee determined that the Performance Share Program incentivizes the long-term growth of shareholder value and encourages executive retention.

Following the acquisition of Pinnacle, the Committee determined that adjusted EBITDA, after Lease Payments is an appropriate measure because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of the lease payments to our landlords under our triple net leases. In addition, the Committee determined that synergies achieved was an appropriate second performance metric to align Company performance with the previously announced goal of $100 million in expected synergies within the two year period following the acquisition of Pinnacle.

Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan (the "Deferred Compensation Plan") for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 49 of this Proxy Statement.

Benefits and Perquisites.    We offer a standard set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by us. We believe that executives should be offered some limited additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with selected supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2018 can be found on page 44 of this Proxy Statement.

Analysis of 2018 Compensation

Base Salary

Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2018, our review indicated that the target total compensation of Mr. Wilmott, as Chief Executive Officer, was below the 50th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2017 proxy statements). Mr. Wilmott's total target pay for 2018 was approximately 16% below the peer CEO total, and the total compensation of each of the Company's named executive officers (the "Named Executive Officers") was meaningfully below the median of similarly positioned executives in the Company's peer group.

For 2018, in order to better align with the benchmark median pay levels among our peers, we deemed it appropriate to increase the base salary of our Chief Operating Officer by 10% following his promotion to President, our General Counsel by 11%, and our Chief Executive Officer and Chief Financial Officer by 3%, in each case following an analysis of their performance and compensation relative to similarly positioned executives in the Company's peer group. Following the salary increases the Named Executive Officers' total salaries better aligned with peer median salaries, but the total target pay of each of our Named Executive Officers continued to trail the media peer total target pay levels. The 3% increase represents the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The following table indicates the base compensation of each named executive officer for 2018:

Executive	2018 Base Salary

Chief Executive Officer	$1,591,350

President and Chief Operating Officer	$1,100,000

EVP, Chief Financial Officer	$721,000

EVP, General Counsel and Secretary	$600,000

Annual Short-Term Incentive

In 2018, the Company achieved adjusted EBITDA for purposes of the 2018 Plan of $473.9 million, which is 104.82% of the adjusted EBITDA target of $454.7 million. This resulted in our executive officers earning approximately 83% of the maximum payout under the annual bonus incentive plan. The following table indicates the target bonus and actual amount paid to each Named Executive Officer for the annual short-term incentive for the year 2018:

Executive	2018 Bonus Target	2018 Actual Bonus

Chief Executive Officer	$2,387,025	$2,642,552

President and Chief Operating Officer	$1,100,000	$1,276,629

EVP, Chief Financial Officer	$721,000	$836,773

EVP, General Counsel and Secretary	$600,000	$696,343

Equity Compensation

In 2018, we made annual equity compensation grants to our executive officers, which were based on a percentage of each such executive's base salary. In determining the amount of such grants, the Committee considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. The Committee also considered the size of the grant in relation to the diluted shares outstanding, the Company's recent and long-term performance and the Company's total long-term incentive and total target pay positioning relative to the Company's peers. In order to better align the executive officers' equity award target values and their target total pay with the peer company median levels, the 2018 equity awards reflect increased grant values over 2017 levels. These increases raised the Company's executive officers' 2018 total target pay to levels within a tight range of the peer company executives' 2017 total target pay levels (as reported in the peers' 2018 proxy statements).

A portion of equity grants in 2018 (50% of value at award date) was in the form of options, and all such options granted in 2018 vest at the rate of 25% per year, subject to the executive's continued employment. The remainder of the equity grants (50% of value at award date) was in the form of restricted stock with performance-based vesting conditions, with each grant subject to a three-year vesting period and only to the extent certain performance hurdles have been achieved.

Beginning in 2019, the Committee approved a new structure of long-term equity incentive compensation to consist of 3 components: (i) 33% of value at award date shall be in the form of options, and all such options granted in 2019 vest at the rate of 25% per year, subject to the executive's continued employment; (ii) 33% of the value at award date shall be equity grants in the form of shares of restricted stock with equity with performance-based vesting conditions, with each grant subject to a three year vesting period and only to the extent certain performance hurdles have been achieved; and (iii) 33% of value at award date shall be in the form of phantom stock units, which vest in cash, with each grant subject to a three year vesting period and only to the extent certain performance hurdles have been achieved.

The Committee believes this allocation strikes an appropriate balance between incentivizing long-term objectives (through performance shares) and long-term shareholder performance (through options and the restricted stock and restricted stock units issued upon achievement of performance share objectives).

The following table indicates the equity grants made to each of the Named Executive Officers in 2018 as part of our regular annual long-term incentive program:

Executive	2018 Option Awards	Value of 2018 Option Awards	2018 Target Performance Shares	Value of Target 2018 Performance Awards

Chief Executive Officer	241,602	$2,387,028	79,674	$2,387,033

President and Chief Operating Officer	105,769	$1,044,998	34,880	$1,045,005

EVP, Chief Financial Officer	58,381	$576,804	19,252	$576,790

EVP, General Counsel and Secretary	48,583	$480,000	16,021	$479,989

During 2018, the Company achieved 116% of the performance target for the first tranche of performance shares awarded in 2018, the second tranche of performance shares awarded in 2017 and the third tranche of performance shares awarded in 2016. As a result, the following shares of restricted stock were earned and credited to our Named Executive Officers under our Performance Share Program. The 2017 and 2018 performance shares remain subject to forfeiture for three years following the grant date. The 2016 performance shares have completed their full three-year performance cycle and therefore have vested in full.

Executive	Restricted Stock Earned from 2018 Performance Shares	Restricted Stock Earned from 2017 Performance Shares	Restricted Stock Earned from 2016 Performance Shares

Chief Executive Officer	30,822	25,434	27,053

President and Chief Operating Officer	13,494	11,446	12,174

EVP, Chief Financial Officer	7,449	7,778	5,095

EVP, General Counsel and Secretary	6,199	4,451	4,734

Other Compensation Policies

Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies prohibiting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee has the authority to pursue an appropriate remedy, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy to the extent required by any changes in law.

Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. There may be limited situations in which the Company will be entitled to take tax deductions related to performance-based compensation outside of the $1 million limit under Code Section 162(m) where such amounts are payable under contracts in effect prior to November 2, 2017 for which there are no material modifications. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, in light of the limitations of Code Section 162(m), we anticipate that we will consider and grant compensation that will not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

Timing of Option Grants.    In December 2015, the Company adopted an Equity Based Award Policy, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the second trading day of the calendar year. From time to time, annual grants may be made on a later date in the year as a result of the timing of the determination of the awards, the determination of terms or other factors. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective. All option grants, whether granted on the second trading day of the calendar year or later in the year, are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Reconciliations and Non-GAAP Financial Measures

Adjusted EBITDAR and Adjusted EBITDAR margin are non-GAAP financial measures. For a discussion of Adjusted EBITDAR and a reconciliation of Adjusted EBITDAR to net income see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019. Adjusted EBITDAR margin is calculated by dividing Adjusted EBITDAR by revenues for the applicable period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed on page 11 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2018 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant. Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee of the Board of Directors
Barbara Shattuck Kohn, Chair David A. Handler John M. Jacquemin Ronald J. Naples

COMPENSATION TABLES

Summary Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2018, 2017 and 2016 by the Company's Chief Executive Officer, and the Company's three other most highly compensated individuals serving as executive officers during 2018 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Timothy J. Wilmott	2018	1,591,350	2,150,619	2,387,028	2,642,552	$106,804	8,878,353
Chief Executive Officer	2017	1,544,135	646,718	2,160,813	2,725,490	104,667	7,181,823
	2016	1,496,731	300,000	2,082,960	2,181,429	102,197	6,163,317
Jay A. Snowden	2018	1,100,000	958,081	1,044,998	1,276,629	122,550	4,502,258
President and Chief Operating	2017	979,828	291,034	972,362	1,241,002	97,334	3,581,560
Officer	2016	897,642	135,006	937,332	858,857	96,436	2,925,273
William J. Fair	2018	721,000	524,600	576,804	836,773	79,156	2,738,333
Executive Vice President, Chief Financial	2017	700,000	158,616	660,829	752,122	56,575	2,328,142
Officer	2016	564,231	56,499	392,292	323,503	55,636	1,392,161
Carl Sottosanti	2018	600,000	397,130	480,000	696,343	61,133	2,234,606
Executive Vice President,	2017	540,447	113,170	378,141	512,660	47,452	1,591,870
General Counsel and Secretary	2016	524,231	52,510	364,519	300,600	48,517	1,290,377

(1)
The value in this column reflects the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for stock awards. Assumptions used in the calculation of these amounts are described in footnote 14 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The grant date fair value assuming the maximum level of performance achieved under performance awards are as follows: (a) $3,225,943 for Mr. Wilmott; (b) $1,437,151 for Mr. Snowden; (c) $786,899 for Mr. Fair; and (d) $595,725 for Mr. Sottosanti.

(2)
The value in this column reflects the full grant date fair value calculated in accordance with ASC 718 for option awards. Assumptions used in the calculation of these amounts are described in footnote 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)
The amounts reflect cash payments for 2018 pursuant to the internal measure portion of the Company's annual short-term incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. For more information on the Company's annual short-term incentive plan, see the discussion beginning on page 36 of this Proxy Statement.

(4)
For Mr. Wilmott, All Other Compensation in 2018 consisted of (1) $79,568 in Company matching contributions under the Company's Deferred Compensation Plan ("DCP"); (2) $21,736 in company paid insurance premiums; and (3) $5,500 in matching 401(k) contributions. For Mr. Snowden, All Other Compensation in 2018 consisted of (1) $117,050 in Company matching contributions under the DCP; and (2) $5,500 in matching 401(k) contributions. For Mr. Fair, All Other Compensation in 2018 consisted of (1) $73,656 in Company matching contributions under the DCP; and (2) $5,500 in matching 401(k) contributions. For Mr. Sottosanti, All Other Compensation in 2018 consisted of (1) $55,633 in Company matching contributions under the DCP; and (2) $5,500 in matching 401(k) contributions.

2018 Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan based awards relating to 2018 for the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards (#)(2)	Exercise Price of Option Awards ($)/sh)	Grant Date Fair Value of Stock and Option Awards (3)

Timothy J. Wilmott	-		1,591,350	2,387,025	3,182,700	-	-	-	-	-	-
	1/3/2018		-	-	-	-	-	-	241,602	30.74	2,387,028
	2/6/2018	(4)	-	-	-	11,655	23,310	34,965	-	-	698,368
	2/6/2018	(5)	-	-	-	10,958	21,915	32,873	-	-	656,573
	2/6/2018	(6)	-	-	-	13,279	26,558	39,837	-	-	795,678
Jay A. Snowden	-		550,000	1,100,000	1,650,000	-	-	-	-	-	-
	1/3/2018		-	-	-	-	-	-	105,769	30.74	1,044,998
	2/6/2018	(4)	-	-	-	5,245	10,490	15,735	-	-	314,270
	2/6/2018	(5)	-	-	-	4,931	9,862	14,793	-	-	295,466
	2/6/2018	(6)	-	-	-	5,814	11,627	17,441	-	-	348,345
William J. Fair	-		360,500	721,000	1,081,500	-	-	-	-	-	-
	1/3/2018		-	-	-	-	-	-	58,381	30.74	576,804
	2/6/2018	(4)	-	-	-	2,195	4,390	6,585	-	-	131,524
	2/6/2018	(5)	-	-	-	3,351	6,702	10,053	-	-	200,792
	2/6/2018	(6)	-	-	-	3,209	6,418	9,627	-	-	192,283
Carl Sottosanti	-		300,000	600,000	900,000	-	-	-	-	-	-
	1/3/2018		-	-	-	-	-	-	48,583	30.74	480,000
	2/6/2018	(4)	-	-	-	2,040	4,079	6,119	-	-	122,217
	2/6/2018	(5)	-	-	-	1,918	3,835	5,753	-	-	114,897
	2/6/2018	(6)	-	-	-	2,671	5,341	8,012	-	-	160,016

(1)
As discussed in the "Compensation Discussion and Analysis" section above, the following cash bonuses were awarded: (i) for Mr. Wilmott, $2,642,552; (ii) for Mr. Snowden, $1,276,629; (iii) for Mr. Fair, $836,773 and (iv) for Mr. Sottosanti, $696,343.

(2)
Option awards represent stock options granted to the executives as part of their annual equity incentive compensation and vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary.

(3)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for stock option awards and performance share awards are included in footnotes 3 and 14 to the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

(4)
Equity incentive awards represent restricted stock awards approved on February 9, 2016 in connection with the Company's performance share program. The aggregate target number of performance awards each having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 69,930 for Mr. Wilmott; (ii) 31,469 for Mr. Snowden; (iii) 13,170 for Mr. Fair and (iv) 12,238 for Mr. Sottosanti. As of December 31, 2018, three performance period goals had been established for the 2016 awards. The grant date in the table above reflects the third tranche of these three-year performance awards.

(5)
Equity incentive awards represent restricted stock awards approved on February 17, 2017 in connection with the Company's performance share program. The aggregate target number of performance awards having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 65,744 for Mr. Wilmott; (ii) 29,585 for Mr. Snowden; (iii) 20,106 for Mr. Fair and (iv) 11,505 for Mr. Sottosanti. As of December 31, 2018, two performance goals had been established for the 2017 awards. The grant date in the table above reflects the second tranche of these three-year performance awards.

(6)
Equity incentive awards represent restricted stock awards approved on February 6, 2018 in connection with the Company's performance share program. The aggregate target number of performance awards having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 79,674 for Mr. Wilmott; (ii) 34,880 for Mr. Snowden; (iii) 19,252 for Mr. Fair and (iv) 16,021 for Mr. Sottosanti. As of December 31, 2018, only one performance period goal had been established for the 2018 awards. The grant date in the table above reflects the first tranche of these three-year performance awards.

Outstanding 2018 Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards outstanding as of December 31, 2018 for the Named Executive Officers:

Outstanding Equity Awards:

Option Awards							Stock Awards

Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)		Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Held that Have Not Vested (#)(f)		Market Value of Shares or Units Held that Have Not Vested ($)(j)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(k)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(j)

Timothy J. Wilmott	50,505	(a)	—		11.61	2/24/2021	78,762	(g)	1,483,088	—	—
	454,545		—		11.61	2/24/2021	53,136	(h)	1,000,549	32,871	618,961
	404,874		134,958	(b)	13.19	1/6/2022	30,822	(i)	580,384	79,674	1,500,261
	263,819		263,819	(c)	12.87	2/9/2023
	121,791		365,371	(d)	14.10	1/4/2024
	—		241,602	(e)	30.74	1/3/2025
Jay A. Snowden	21,970	(a)	—		11.61	2/24/2021	35,444	(g)	667,411	—	—
	197,727		—		11.61	2/24/2021	23,912	(h)	450,259	14,792	278,524
	176,121		58,706	(b)	13.19	1/6/2022	13,494	(i)	254,090	34,880	656,781
	118,719		118,718	(c)	12.87	2/9/2023
	54,806		164,416	(d)	14.10	1/4/2024
	—		105,769	(e)	30.74	1/3/2025
William J. Fair	10,101	(a)	—		11.61	2/24/2021	14,833	(g)	279,305	—	—
	90,909		—		11.61	2/24/2021	16,250	(h)	305,986	10,053	189,298
	80,975		26,991	(b)	13.19	1/6/2022	7,449	(i)	140,255	19,251	362,496
	49,686		49,686	(c)	12.87	2/9/2023
	37,247		111,739	(d)	14.10	1/4/2024
	—		58,381	(e)	30.74	1/3/2025
Carl Sottosanti	6,439	(a)	—		11.61	2/24/2021	13,784	(g)	259,553	—	—
	57,955		—		11.61	2/24/2021	9,298	(h)	175,090	5,753	108,320
	56,015		18,671	(b)	13.19	1/06/2022	6,199	(i)	116,719	16,020	301,657
	46,169		46,168	(c)	12.87	2/09/2023
	21,314		63,939	(d)	14.10	1/04/2024
	—		48,583	(e)	30.74	1/03/2025

(a)
Represents cash settled stock appreciation rights that are fully vested. All other awards consist of stock options that vest over a four year period beginning on the first anniversary of the date of grant.

(b)
The vesting date was January 6, 2019.

(c)
The vesting dates are February 9, 2019 and February 9, 2020.

(d)
The vesting dates are January 4, 2019, January 4, 2020 and January 4, 2021.

(e)
The vesting dates are January 3, 2019, January 3, 2020, January 3, 2021, and January 3, 2022.

(f)
The stock awards consist of performance shares, which were made under the 2008 Long Term Incentive Plan and the 2018 Long Term Incentive Plan.

(g)
The vesting date was February 14, 2019.

(h)
The vesting date shall be in the first quarter of 2020 following the certification of performance by the Compensation Committee.

(i)
The vesting date shall be in the first quarter of 2021 following the certification of performance by the Compensation Committee.

(j)
Calculated based on the closing price of $18.83 for the Company's common stock on December 31, 2018, which was the last trading day of 2018.

(k)
These amounts represent the maximum number of performance shares for the performance periods ending December 31, 2019 and December 31, 2020. The final number of shares earned, if any, will be based on the performance achieved for such periods.

2018 Option Exercises and Stock Vested

The following table sets forth information concerning options exercised, restricted stock awards vested and phantom stock units awards vested during fiscal 2018 for the Named Executive Officers.

Exercises and vesting of awards (PENN):

	Option Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy J. Wilmott	386,612	9,740,171	15,592	415,839
Jay A. Snowden	—	—	3,613	96,359
Carl Sottosanti	36,653	729,453	1,008	26,883

Exercises of option awards (GLPI):

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Timothy J. Wilmott	510,927	7,526,628
Carl Sottosanti	26,431	367,906

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2018:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	6,484,560(1)	15.91	11,921,545(2)

(1)
Includes 408,000 shares issuable in connection with performance-based restricted stock awards granted under the 2008 and 2018 Long-Term Incentive Compensation Plans. The actual award payouts can range from zero to 150 percent of the original grant. This number excludes a maximum of 262,587 of performance-based restricted stock awards that have been authorized but not yet granted as of December 31, 2018.

(2)
The 2018 Long-Term Incentive Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.30 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2018 Long-Term Incentive Plan.

2018 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Timothy J. Wilmott	318,270	79,568	(431,697)	(1,907)	5,312,575
Jay A. Snowden	234,100	117,050	(106,226)	(2,798)	1,576,287
William J. Fair	147,312	73,656	(70,892)	(2,533)	728,027
Carl Sottosanti	136,899	55,633	(135,878)	(1,327)	1,829,565

(1)
For each executive, the executive's contribution is included in the executive's Salary and/or Non-Equity Incentive Plan Compensation columns for 2018, as reported in the Summary Compensation Table.

(2)
For each executive, the Company's contribution is included in the executive's All Other Compensation column for 2018, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2018. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)
The amount of each executive's aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)

Timothy J. Wilmott	386,034
Jay A. Snowden	275,802
William J. Fair	153,525
Carl Sottosanti	141,187

Penn National Gaming, Inc. Deferred Compensation Plan

Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Retirement Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability or his or her involuntary termination of employment.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

The following tables describe and quantify the compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the Named Executive Officers assuming that such termination or change in control was effective as of December 31, 2018, and thus include amounts earned through such time and are based (where applicable) on the closing price of the Company's common stock on such date, which was $18.83 per share. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 51 through 53 of this Proxy Statement.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit(2)	–	7,208,732	–	7,208,732	7,208,732	–	7,956,750
Benefit Continuation(3)	–	110,306	–	110,306	110,306	–	110,306
Restricted Shares(4)	–	2,642,188	–	2,642,188	2,642,188	2,642,188	2,642,188
Unvested Stock Options(6)	–	–	–	4,061,729	4,061,729	4,061,729	4,061,729
Vested Stock Options(5)	8,078,383	8,078,383	–	8,078,383	8,078,383	8,078,383	8,078,383
Vested Deferred Compensation Balance(7)	5,312,575	5,312,575	5,312,575	5,312,575	5,312,575	5,312,575	5,312,575

Total	$13,390,958	$23,352,184	$5,312,575	$27,413,913	$27,413,913	$20,094,876	$ 28,161,931

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)(9)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit(2)	–	4,088,224	–	4,088,224	4,088,224	–	4,400,000
Benefit Continuation(3)	–	35,734	–	35,734	35,734	–	35,734
Restricted Shares(4)	–	1,182,901	–	1,182,901	1,182,901	1,182,901	1,182,901
Unvested Stock Options(6)	–	–	–	1,816,349	1,816,349	1,816,349	1,816,349
Vested Stock Options(5)	3,546,332	3,546,332	–	3,546,332	3,546,332	3,546,332	3,546,332
Vested Deferred Compensation Balance(7)	1,576,287	1,576,287	1,576,287	1,576,287	1,576,287	1,576,287	1,576,287

Total	$5,122,619	$10,429,478	$1,576,287	$12,245,827	$12,245,827	$8,121,869	$ 12,557,603

Post-Employment Payments—William J. Fair

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit(2)	–	2,633,671	–	2,633,671	2,633,671	–	2,884,000
Benefit Continuation(3)	–	30,645	–	30,645	30,645	–	30,645
Restricted Shares(4)	–	621,239	–	621,239	621,239	621,239	621,239
Unvested Stock Options(6)	–	–	–	976,883	976,883	976,883	976,883
Vested Stock Options(5)	1,658,298	1,658,298	–	1,658,298	1,658,298	1,658,298	1,658,298
Vested Deferred Compensation Balance(7)	728,027	728,027	728,027	728,027	728,027	728,027	728,027

Total	$2,386,325	$5,671,880	$728,027	$6,648,763	$6,648,763	$3,984,447	$ 6,899,092

Post-Employment Payments—Carl Sottosanti

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit(2)	–	1,806,752	–	1,806,752	1,806,752	–	2,400,000
Benefit Continuation(3)	–	30,938	–	30,938	30,938	–	30,938
Restricted Shares(4)	–	475,439	–	475,439	475,439	475,439	475,439
Unvested Stock Options(6)	–	–	–	682,897	682,897	682,897	682,897
Vested Stock Options(5)	1,156,832	1,156,832	–	1,156,832	1,156,832	1,156,832	1,156,832
Vested Deferred Compensation Balance(7)	1,829,565	1,829,565	1,829,565	1,829,565	1,829,565	1,829,565	1,829,565

Total	$2,986,397	$5,299,526	$1,829,565	$5,982,423	$5,982,423	$4,144,733	$ 6,575,671

(1)
Prior to March 29, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company recently amended its long-term incentive compensation plan to eliminate this automatic vesting of equity following a change in control for awards granted after March 29, 2017.

(2)
The basis for the cash severance benefit upon a termination following a change in control is the base salary for 2018 plus the target cash bonus earned for 2018.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock and phantom stock unit award values were computed based on the closing price of the Company's common stock on December 31, 2018 ($18.83 per share), which was the last trading day of 2018.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the Company's common stock on December 31, 2018 ($18.83 per share). Vested stock options issued under the 2008 Plan and 2018 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long-term incentive plan (which is effective for awards prior to 2008) are generally not cancelled upon a termination for cause.

(6)
Restrictions on unvested options lapse upon death, disability or a change in control.

(7)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the Deferred Compensation Plan, disability.

Employment Agreements

The Company has entered into severance or employment agreements with all of its key executive officers, including Messrs. Wilmott, Snowden, Fair and Sottosanti. None of these agreements contain single trigger change in control or tax indemnification provisions. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Summary of Key Terms

Term.    The term of each severance agreement is no longer than three years, with an expiration date of December 31, 2020 (in the case of Mr. Wilmott), June 1, 2020 (in the case of Mr. Snowden), January 1, 2020 (in the case of Mr. Fair) and December 13, 2021 (in the case of Mr. Sottosanti). The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship, and the terms are intentionally staggered to provide stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause." Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made.

Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual's tenure and knowledge of the Company could be used to adversely impact the Company's strategic plans, intellectual property or human capital.

The additional payments following termination consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Sottosanti, or twenty four (24) months, in the case of each other Named Executive Officer (the "Severance Period"), of the executive's base salary as of such date, paid in accordance with the Company's regular payroll procedures, plus (ii) 1.5 multiplied by the average of the last two full years' bonuses paid to such executive based on the actual performance of the Company, paid at the time such bonuses are paid to similarly situated employees. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants. In addition, the Company will reimburse the executive for the full cost of purchasing COBRA health insurance coverage during the Severance Period. For Mr. Wilmott, the Company will provide medical benefits substantially similar to the coverage being offered at the time to its executives until the earlier of (i) the third anniversary of his separation from service and (ii) the date on which he accepts employment with another entity, and thereafter will make such medical benefits available to Mr. Wilmott at his sole expense.

Change in Control.    The Company has a "double trigger" change in control provisions in its severance and employment agreements. In the event of a termination by the Company without cause or the Named Executive Officer resigns for good reason within 12 months following a change in control, each Named Executive Officer is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term. The Company's employment agreements do not provide for tax indemnification if a change in control or termination payment results in a parachute excise tax.

Each of the Named Executive Officer's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 27 through 43 of this Proxy Statement. The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019.

For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

"Change in Control" – a "change in control" is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

"Good Reason" – an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, (d) such officer's office is relocated greater than 50 miles from such officer's then current office or (e) such officer's employment agreement is materially breached by the Company.

"Cause" – the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, dishonesty or physical harm, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have failed to perform his or her duties with the Company or repeated insubordination or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

CEO Pay Ratio

We calculated our CEO Pay Ratio, or the ratio of the pay of our Chief Executive Officer to that of our median employee, as permitted under SEC rules. We identified our median employee using payroll compensation consistent with what is reported on each employee's W-2, Box 1 as of October 31, 2018 for all individuals, excluding our Chief Executive Officer, who were employed by us on such date. We measured total annual compensation based on the 26 bi-weekly pay periods between November 1, 2017 and October 31, 2018. We did not make any assumptions or estimates with respect to total annual compensation. We selected the median employee from that group for purposes of preparing the ratio of Chief Executive Officer pay to median employee pay. We then calculated the compensation for our median employee based upon the same components of compensation used to determine our Chief Executive Officer's pay for purposes of Summary Compensation Table disclosure. Our Chief Executive Officer's total annual compensation for 2018 was $8,878,353 as disclosed in the Summary Compensation Table above. Our median employee's total annual compensation was $29,299. Based upon the calculation of compensation for both our Chief Executive Officer and our median employee, the ratio of Chief Executive Officer pay to median employee pay is 303:1. We believe that the CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Based on information publicly available as of the date of this proxy statement, we believe our ratio is below the ratios of similarly situated industry peers.

SECURITY OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, MANAGEMENT AND DIRECTORS

The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of April 15, 2019 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2019 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of April 15, 2019 (117,684,836 shares).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class

Peter M. Carlino (1)	5,782,849	4.91%

David A. Handler	135,938	*

John M. Jacquemin	146,448	*

Barbara Shattuck Kohn (2)	54,017	*

Ronald J. Naples	3,000	*

Saul V. Reibstein (3)(4)	213,215	*

Jane Scaccetti	30,856	*

Timothy J. Wilmott (3)	2,390,264	2.03%

Jay A. Snowden (3)	840,244	*

William J. Fair (3)	398,491	*

Carl Sottosanti (3)	313,067	*

All executive officers and directors as a group (11 persons)	10,308,389	8.53%

BlackRock, Inc. (5)	12,472,568	10.60%

The Vanguard Group, Inc. (6)	10,876,239	9.24%

Baron Capital Group, Inc. (7)	7,288,128	6.19%

FMR LLC (8)	7,225,110	6.14%

*
Less than 1%.

(1)
The number of shares shown in the table includes (i) 5,065,711 shares of the Company's common stock owned by an irrevocable trust (the "Carlino Family Trust") for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino's children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D.

  Carlino's children. Peter M. Carlino, David E. Carlino and Richard J. Carlino have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust.

(2)
The number of shares in the table includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

(3)
The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Reibstein (from his previous role as CFO of the Company), 178,179; Mr. Wilmott, 1,694,088 shares; Mr. Snowden, 746,686 shares; Mr. Fair, 362,493; Mr. Sottosanti, 256,667; and all executive officers and directors as a group, 3,238,113 shares.

(4)
The number of shares in the table includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

(5)
Based on its Schedule 13G/A filed with the SEC on January 31, 2019, the number of shares in the table includes shares beneficially owned as of December 31, 2018 by BlackRock, Inc. and its affiliates, Blackrock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC and Blackrock Japan Co., Ltd. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based on its Schedule 13G/A filed with the SEC on February 11, 2019, the number of shares in the table includes shares beneficially owned as of December 31, 2018 by The Vanguard Group, Inc. and its affiliates, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Based on its Schedule 13G/A filed with the SEC on February 13, 2019, the number of shares in the table includes shares beneficially owned as of December 31, 2018 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(8)
Based on its Schedule 13G/A filed with the SEC on February 13, 2019, the number of shares in the table includes shares beneficially owned as of December 31, 2018 by FMR LLC and its affiliates, FIAM LLC, Fidelity Management & Research Company, FMR Co., Inc. and Strategic Advisers LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

TRANSACTIONS WITH RELATED PERSONS

The Company currently leases executive office buildings in Wyomissing, Pennsylvania from an entity controlled by its Chairman of the Board of Directors. Rent expense was $1.3 million for the year ended December 31, 2018 and $1.2 million for the years ended December 31, 2017 and 2016, respectively. The leases for the office space all expire in May 2019 and August 2024. The future minimum lease commitments relating to these leases as of December 31, 2018 were $3.2 million.

Eric Schippers, the Senior Vice President of Public Affairs & Government Relations of the Company, is the son in law of our Chairman. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2018, Mr. Schippers received a salary of $432,303, a bonus of $251,000 and an award of 16,417 options and 5,414 performance based restricted stock awards.

Review and Approval of Transactions with Related Persons

Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit

Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which such director or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of the Company's Compensation Committee were Ms. Shattuck Kohn and Messrs. Handler, Jacquemin and Naples. None of the members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set the close of business on April 15, 2019 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 117,684,836 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

No, shareholders do not have cumulative voting rights with respect to the election of directors.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What am I voting on and what votes are required?

Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required

Proposal 1	Election of Class II Directors	The three nominees for director receiving the highest number of votes cast will be elected

Proposal 2	Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2019 fiscal year	Majority of votes cast

Proposal 3	Advisory vote to approve the compensation paid to the Company's Named Executive Officers	Majority of votes cast

For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore do not have an impact once a quorum is present.

Will any other matter be voted on?

As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What is the difference between holding shares of record and as a beneficial owner?

If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How do I vote?".

If your shares are registered in the name of a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record (i.e., your broker or other nominee).

How do I vote?

SHAREHOLDERS OF RECORD (shares registered on the books of the Company via Continental)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

www.proxyvote.com (you will need the Control Number from the Notice or proxy card you received)	Internet	www.proxyvote.com (you will need the Control Number from the Notice or voter instruction form you received)

1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)	Telephone	1-800-690-6903 (you will need the Control Number from the Notice or voter instruction form you received)

Sign, date and return your proxy card	Mail	Sign, date and return your voter instruction form

Complete a written ballot at the Annual Meeting	In Person	Obtain a legal proxy from your broker, bank, or other nominee and complete a written ballot at the Annual Meeting

If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 11, 2019.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors (i.e., FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3). If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

What are broker non-votes?

A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non-routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so called "broker non-votes." Proposal 2, the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee.

May I change my vote?

You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date to the Secretary of the Company at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary or by attending the Annual Meeting and voting in person (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

May I attend the meeting?

All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the Annual Meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list that will be available at the Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and the Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who will bear the costs of this solicitation and how will proxies be solicited?

The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

OTHER MATTERS

The Company is mailing to all shareholders of record as of the close of business on April 15, 2019 a copy of its Annual Report for the year ended December 31, 2018 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this Proxy Statement and the Annual Report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them during 2018. To the Company's knowledge, there were no holders of greater than 10% of its common stock during 2018 other than BlackRock, Inc.

Advance Notice Provision

Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2020 annual meeting must be delivered between January 14, 2020 and February 13, 2020. These requirements are separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2020 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 26, 2019. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the Annual Report for the year ended December 31, 2018 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By order of the Board of Directors

Carl Sottosanti Executive Vice President, General Counsel and Secretary April 24, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of three Class II directors to serve until the 2022 Annual Meeting of Shareholders and until their respective successors are elected and qualified to serve. Nominees 01 Barbara Shattuck Kohn 02 Ronald J. Naples 03 Saul V. Reibstein The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2019 fiscal year. 3Advisory vote to approve the compensation paid to the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000412921_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 12, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Peter M. Carlino and Timothy J. Wilmott, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 12, 2019 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2 AND 3 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY. 0000412921_2 R1.0.1.18